OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

THIS OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (the “Agreement”) dated the 25th day of August, 2015, by and between TWO ROADS SHARED TRUST, a Delaware statutory trust (the “Trust”), on behalf of the funds listed on Appendix A hereto (each a “Fund” and together the “Funds”), a series of the Trust, and the Adviser to the Funds, and ANFIELD CAPITAL MANAGEMENT, LLC (“Anfield” or the “Adviser”).

RECITALS:

WHEREAS, Anfield renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and Anfield dated as of the 25th day of August, 2015 (the “Advisory Agreement”); and

WHEREAS, each of the Funds is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Advisory Agreement that have not been assumed by Anfield; and

WHEREAS, the Adviser desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Adviser to implement those limits; and

WHEREAS, as a condition to the continuation of its contractual relationships with the Adviser, the Trust has required that the Adviser grant to the Trust a continuing security interest in and to a designated account of the Adviser established with Gemini Fund Services, LLC, Transfer Agent to the Fund, or its successor and assigns (the “Securities Intermediary”), for so long as the assets of either of the Funds remains below $10 million;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.                  Limit on Operating Expenses. The Adviser hereby, jointly and severally, agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average daily net assets for the month, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

2.                  Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund and including Anfield’s investment advisory or management fee detailed in the Advisory Agreement, any Rule 12b-l fees and/or shareholder services fees and other expenses described in the Advisory Agreement, but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iii) borrowing costs (such as interest and dividend expense on securities sold short); (iv) taxes; and (v) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Adviser)).

3.                  Reimbursement of Fees and Expenses. The Adviser retains its right to receive in future years on a rolling three year basis, reimbursement from each Fund of any Fund Reimbursement Payments paid by such Adviser pursuant to this Agreement, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A with respect to each Fund.

4.                  Collateral Account and Security Interest. At any time when a Fund’s assets are below $10 million, the Adviser, for value received, hereby pledges, assigns, sets over and grants to the Trust a continuing security interest in and to an account to be established and maintained by the Adviser with the Securities Intermediary and designated as a collateral account (the “Collateral Account”), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement). For so long as this Agreement is in effect, any transfers or conveyances of Collateral to any party shall require the approval of the Board of Trustees of the Trust (the “Board”), except as specified in Section 7(a)(ii) of this Agreement, below. In addition, the Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined below under Section 5 of this Agreement) has occurred or is continuing.

5.                  Collateral Event. In the event that either (a) the Adviser does not make a Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, reasonably estimates will be required in connection with the liquidation of the Fund (the “Liquidation Expenses”). Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, but subject to the provisions of the Control Agreement (defined below under Section 6), no further instructions shall be required from the Adviser for the Securities Intermediary to transfer any Collateral from the Collateral Account to a Fund. The Adviser acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Fund shall retain the right to receive from the Adviser any costs in excess of the value of the Collateral.

6.                  Control Agreement; Appointment of Attorney-in-Fact. The Adviser agrees to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Adviser and the Securities Intermediary (the “Control Agreement”) pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code, which shall terminate when the Collateral Account is no longer required under this Agreement. Without limiting the foregoing, for so long as the Collateral Account is required under the Agreement, the Adviser hereby irrevocably constitutes and appoints the Trust, through any officer thereof, with full power of substitution, as the Adviser’s true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Adviser and in the name of the Adviser or in the Trust's own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Adviser representing any interest payment, dividend, or other distribution payable in respect of or to the Collateral, or any part thereof, and to give full discharge for the same. So long as a Collateral Event has occurred and is continuing, the Board, in its discretion, may direct the Adviser or the Adviser’s agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

7.                  Covenants. So long as this Agreement shall remain in effect, the Adviser represents and covenants as follows:

(a)                No later than 120 days after the Funds become operational, the Adviser shall invest at least $30,000 in the Collateral Account, unless each of the Fund’s assets have reached $10 million by that time (in which case no Collateral Account is required until such Fund’s assets fall below $10 million for more than 30 days). Once the Collateral Account is established: (i) the Adviser will maintain at least $30,000 in said account, such that additional amounts will be deposited by the Adviser where Fund outflows or negative Fund performance reduce the Collateral Account below $30,000 for a period of more than thirty days; (ii) when each of the Funds reach $10 million or more in net assets, the Adviser may withdraw all assets from said account, less the minimum amount required to maintain the account open; and (iii) the Adviser hereby agrees to deposit and maintain $30,000 in the Collateral Account within 30 days of a Fund’s assets falling below $10 million, where assets have not risen above $10 million at the end of that 30-day period. The Collateral Account may be closed completely, and any Collateral in the Collateral Account distributed to the Adviser, upon the assets of each Fund reaching $20 million.

(b)               To the fullest extent permitted by law, the Adviser agrees not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement; provided that the action does not constitute willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of the Board under this Agreement, the Advisory Agreement, or to Fund shareholders.

(c)                The Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined above under Section 5 of this Agreement) has occurred or is continuing.

8.                  Term. This Agreement shall become effective on with respect to each Fund on such Fund’s effective date, and shall remain in effect until at least120 days following the end of the Funds’ first fiscal year end, unless sooner terminated as provided in Paragraph 9 of this Agreement. Upon mutual written consent of Anfield and the Trust, the Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

9.                  Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Funds, upon sixty (60) days’ written notice to Anfield. This Agreement may not be terminated by Anfield without the consent of the Board and the other party. This Agreement and the Control Agreement will automatically terminate, with respect to the Fund listed in Appendix A, if the Advisory Agreement for the Funds is terminated and the Funds continue to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Advisory Agreement’s termination for the Funds.

10.              Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

11.              Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

(Signature Page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TWO ROADS SHARED TRUST,

On behalf of the E Fund China A Enhanced Equity Fund and E Fund RQFII China Total Return Bond Fund

By: /s/ Andrew Rogers

Name: Andrew Rogers

Title: President

ANFIELD CAPITAL MANAGEMENT, LLC

By: /s/ David Young

Name: David Young

Title: Chief Executive Officer

Operating Expenses Limitation and Security Agreement

Appendix A

Two Roads Shared Trust

Fund	Effective Date	Operating Expense Limit
E Fund China A Enhanced Equity Fund	August 31, 2015
Class A		1.85%
Class C		2.60%
Class I		1.60%
E Fund RQFII China Total Return Bond Fund	August 31, 2015
Class A		1.50%
Class C		2.25%
Class I		1.25%